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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the captions 'Summary Consolidated Financial and Operating Data', 'Selected Consolidated Financial and Operating Data' and 'Experts' and to the use of our reports dated February 17, 2000 (except for Note 19, as to which the date is March 23, 2000), with respect to the consolidated financial statements and schedule of Birch Telecom, Inc., and May 15, 1998, with respect to the consolidated financial statements of Valu-Line Companies, Inc., in the Registration Statement (Forms S-1) and related Prospectus of Birch Telecom, Inc. dated March 23, 2000.

                                                               Ernst & Young LLP

Kansas City, Missouri
March 23, 2000